                                                                 Exhibit (e)(20)

                             M-GROUP SYSTEMS, INC.
                          SOFTWARE LICENSE AGREEMENT

This License Agreement between M-Group Systems, Inc., a Delaware corporation ("M-Group"), and the Licensee identified below consists of this Part One:
Variable Terms and the attached Part Two: General Terms and conditions, and the attachments as indicated below.

                           PART ONE: VARIABLE TERMS

1.  Parties

    M-Group:

    M-Group Systems, Inc.              Mailing Address:
    4001 Industrial Boulevard          P.O. Box 549
    Temple, TX 76504                   Temple, TX 76503-0549

    Contact: Lyle Welty, Telephone: (254) 770-6100, Facsimile: (254) 770-6196

    Licensee:  Peapod, Inc.
               9933 Woods Drive
               Skokie, IL 60077

    Contact:  John Furton   Telephone:  847-583-9400   Facsimile:  847-583-9494



2.  Software and Fees

    2.1 The Licensed Software to be licensed by M-Group under this Agreement is described in the Quotation attached as Exhibit "A" ("Quotation").

    2.2 Technical support services are provided by M-Group under a separate M-Group Systems, Inc. Technical Support Agreement, attached as Exhibit "B" ("Technical Support Agreement").

    2.3 Fees payable to M-Group hereunder for license fees and the first annual technical support fee are as described in the Quotation (Exhibit A) and the Technical Support Agreement (Exhibit B), respectively.



LICENSEE ACKNOWLEDGES BY SIGNING BELOW THAT IT HAS READ THIS AGREEMENT AND AGREES TO BE LEGALLY BOUND BY ALL TERMS AND CONDITIONS. THIS AGREEMENT SHALL BECOME EFFECTIVE WHEN ACCOMPANIED BY THE FEE PAYMENTS DESCRIBED IN EXHIBIT A AND EXECUTED BY M-GROUP.

M-GROUP SYSTEMS, INC.                  Peapod, Inc.

By: /s/ Lyle L. Welty                  By: /s/ Dan Rabinowitz
    ------------------------------         ----------------------------------
Printed Name: Lyle L. Welty            Printed Name: Dan Rabinowitz
              --------------------                   ------------------------
Title: CEO                             Title: Sr. VP: Chief Financial Officer
       ---------------------------            -------------------------------
Date: October 11, 1999                 Date: October 8, 1999
      ----------------------------           --------------------------------


Confidential & Proprietary
M-Group Systems, Inc.


                                       1

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                             M-GROUP SYSTEMS, INC.
                          SOFTWARE LICENSE AGREEMENT

                    PART TWO: GENERAL TERMS AND CONDITIONS


THESE GENERAL TERMS AND CONDITIONS SHALL GOVERN PART ONE OF THIS SOFTWARE LICENSE AGREEMENT AND THE FOLLOWING ATTACHMENTS: (1) EXHIBIT "A" (QUOTATION),
(2) EXHIBIT "B" (TECHNICAL SUPPORT AGREEMENT), AND (3) EXHIBIT "C" (NON-DISCLOSURE AGREEMENT).

1.      DEFINITIONS

        1.1 "Authorized Computers." The number of AS-400 computers on which the Licensed Software may be loaded concurrently. Authorized Computers may be increased from time-to-time by purchasing additional licenses in accordance with Section 2.2.

        1.2 "Licensed Software." Computer programs in object code form only, as described on the Quotation, together with any additional software modules that may be licensed in the future under Section 2.2 below.

        1.3 "Proprietary Rights." All rights in and to copyrights, rights to register copyrights, trade secrets, inventions, patents, patent rights, trademarks, trademark rights, confidential and proprietary information protected under contract or otherwise under law, and other similar rights or interests in intellectual or industrial property.

2.      GRANT OF LICENSE

        2.1 Licensed Software. Subject to the terms and conditions hereof, M-Group hereby grants to the Licensee, and Licensee hereby accepts, a limited, non-exclusive license under the Proprietary Rights of M-Group and its licensors to copy, distribute, and use the Licensed Software, but only to the extent of Authorized Computers under licenses which have been fully paid hereunder. M-Group shall deliver the Licensed Software in the form of (i) a master copy in electronic form, and (ii) procedure manuals both in electronic form and one copy printed and bound.

             2.1.1 Licensee shall use the Licensed Software only for Licensee's internal business operations including affiliated entities that control, or are controlled, by Licensee, and Licensee shall not permit the Licensed software to be used by or for the benefit of third parties, including without limitation, use as part of a service bureau.

             2.1.2 Licensee shall not have the right to relicense or sell the Licensed Software or to transfer or assign the Licensed Software, except as expressly provided herein.

        2.2 Purchase of Additional Licenses. If Licensee purchases license rights for additional Authorized Computers from M-Group, such additional licenses shall be governed by the terms and conditions hereof. Pricing for additional licenses is provided on the Quotation (Exhibit A). Licensee agrees that, absent M-Group's express written acceptance thereof, the terms and conditions contained in any purchase order or other document issued by Licensee to M-Group for the purchase of additional licenses, shall not be binding on M-Group to the extent that such terms and conditions are additional to or inconsistent with those contained in this Agreement.


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     2.3  Ownership. Title to the Proprietary Rights embodied in the Licensed
Software shall remain in and be the sole and exclusive property of M-Group and its licensors.

     2.4 Proprietary Notices. Licensee shall not alter, change or remove any proprietary notices or confidentiality legends placed on or contained within the Licensed Software. Licensee shall include such notices and legends in all copies of any part of the Licensed Software made pursuant to this Agreement.

     2.5 Notice of Infringement; Misappropriation. In the event either party becomes aware of any action that may infringe or misappropriate the Proprietary Rights of the other party, such party shall promptly notify the other party of such action.

     2.6 No Encumbrances. Licensee shall keep the Licensed Software free and clear of all claims, liens, and encumbrances.

     2.7 Copying. Except for purposes of creating a reasonable number of back-up copies, Licensee shall not copy, duplicate, or print the Licensed Software, in whole or in part, without the prior written consent of M-Group. Licensee shall have the right to make copies of the Procedure manuals, in whole or in part, for its internal use only.

     2.8 Modification; Disassembly. Licensee may modify the Licensed Software for use in its internal operations only. M-Group makes no warranty as to the impact such modifications will have on the licensed software.

     2.9 Right of Access by M-Group. Licensee shall provide the necessary passwords and protocols to permit M-Group to access the Licensed Software by modem for purposes of providing technical support services and/or determining whether the Licensed Software is being used in accordance with the terms and conditions hereof.

     2.10 Reserved Rights. All rights not expressly granted to Licensee herein are expressly reserved by M-Group.

3.   CONFIDENTIALITY

     3.1 Licensed Software. Licensee acknowledges M-Group's claim that the Licensed Software embodies valuable trade secrets consisting of source code, logic, design, coding methodology, and data models and relational database schema for logistical planning and execution which are proprietary to M-Group. Licensee shall use the Licensed Software only for purposes authorized herein. Licensee shall safeguard the confidentiality of the Licensed Software, using at least reasonable care. Such care shall include, but not be limited to, taking reasonable precautions to ensure (i) that the Licensed Software is made available only to Licensee's employees and contractors who have signed written non-disclosure in the form attached as Exhibit "C" and who are in direct support of Licensee's data processing operations, and (ii) that Licensee and its employees do not make unauthorized use, disclosure, or transfer of the Licensed Software, documentation and all other materials provided in connection with the foregoing.

     3.2 Licensee Information. All Licensee information submitted to M-Group or prepared for or in connection with the performance of this Agreement that is marked "confidential" or "proprietary" shall be held in confidence by M-Group and shall not, without the prior written consent of Licensee, be disclosed or be used for any purposes other than the performance of this Agreement. M-Group shall safeguard the confidentiality of such Licensee information, using at least reasonable care.

4.   WARRANTIES AND LIMITATION OF LIABILITY

     4.1 Limited Warranty for the Licensed Software. Commencing with the installation of the Licensed Software and continuing for a period of twelve (12) months, M-Group warrants that the Licensed Software (i) will conform as to all material operational features and performance characteristics of the





Confidential & Proprietary
M-Group Systems, Inc.

                                       3

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"Requirements Definition" document supplied by M-Group with the Licensed
Software, and (ii) will be free of errors and defects that materially affect the performance of such features; provided, however, that (i) the Licensed Software is implemented and operated in accordance with all written instructions supplied by M-Group, (ii) Licensee notifies M-Group in writing of such nonconformity, error, or defect within ten (10) days of the appearance thereof, and (iii) Licensee has promptly and properly installed all fixes, upgrades, updates, and enhancements made available by M-Group to Licensee. If Licensee timely notifies M-Group in writing of any such nonconformity, error, or defect, M-Group shall at its sole and exclusive option repair or replace the Licensed Software. During the warranty period, M-Group shall provide telephone consultation regarding the use and operation of the Licensed Software. THE REMEDIES SET OUT IN THIS SECTION
4.1 ARE THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF THE LIMITED WARRANTY. THIS WARRANTY GIVES LICENSEE SPECIFIC LEGAL RIGHTS, AND LICENSEE MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE. M-GROUP DOES NOT WARRANT THAT THE LICENSED SOFTWARE WILL MEET LICENSEE'S REQUIREMENTS, THAT THE LICENSED SOFTWARE WILL OPERATE IN THE COMBINATIONS WHICH LICENSEE MAY SELECT FOR USE, THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ALL LICENSED SOFTWARE ERRORS WILL BE CORRECTED.

     4.2 Warranty Exclusions. Notwithstanding any other provisions of this Agreement to the contrary, the limited warranty provided in Section 4.1 shall not apply to nonconformities, errors, or defects due to any of the following:
(i) misuse of the Licensed Software, (ii) modification of the Licensed Software by Licensee, (iii) failure by Licensee to utilize compatible computer and networking hardware and software, (iv) interaction with software or firmware not provided by M-Group, or (v) any change in applicable operating system software.

     4.3  Warranty Disclaimer.  EXCEPT FOR THE LIMITED WARRANTY PROVIDED IN
SECTION 4.1, TO THE EXTENT ALLOWED BY LAW, M-GROUP HEREBY DISCLAIMS ALL WARRANTIES, BOTH EXPRESS AND IMPLIED, INCLUDING IMPLIED WARRANTIES RESPECTING MERCHANTABILITY, TITLE, AND FITNESS FOR A PARTICULAR PURPOSE. SOME STATES DO NOT ALLOW DISCLAIMERS OF IMPLIED WARRANTIES, SO THE ABOVE LIMITATION MAY NOT APPLY. LICENSEE ACKNOWLEDGES THAT NO REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT HAVE BEEN MADE RESPECTING THE LICENSED SOFTWARE OR SERVICES TO BE PROVIDED HEREUNDER, AND THAT LICENSEE HAS NOT RELIED ON ANY REPRESENTATION NOT EXPRESSLY SET OUT IN THIS AGREEMENT.

     4.4 Proprietary Rights Warranty and Indemnification. M-Group represents and warrants that M-Group has the authority to license the rights to the Licensed Software which are granted herein. M-Group shall defend, indemnify, and hold Licensee harmless from any final award of costs and damages against Licensee for any action based on (i) the lack of right or authority to license the Third Party Software, or (ii) infringement of any U.S. copyright, trade secret or patent known to M-Group as a result of the use of a current, unmodified copy of the Licensed Software; provided, however, that M-Group is promptly notified in writing of any such suit or claim, and further provided that Licensee permits M-Group to defend, compromise, or settle same, and provides all available information and reasonable assistance to enable M-Group to do so. The foregoing is exclusive and states the entire liability of M-Group with respect to infringements or misappropriation of any Proprietary Rights by the Licensed Software.

     4.5 Limitation of Damages. M-GROUP'S ENTIRE LIABILITY FOR MONEY DAMAGES ARISING OUT OF THIS AGREEMENT AND/OR THE LICENSING OF THE LICENSED SOFTWARE SHALL BE LIMITED TO LICENSE FEES PAID BY LICENSEE UNDER THIS AGREEMENT, AND IF SUCH DAMAGES ARISE OUT OF LICENSEE'S USE OF THE LICENSED SOFTWARE OR SERVICES PROVIDED HEREUNDER SUCH LIABILITY SHALL BE LIMITED TO THE FEES PAID FOR THE RELEVANT PORTION OF THE LICENSED SOFTWARE OR SERVICES GIVING RISE TO THE LIABILITY, PRORATED OVER A THREE-YEAR TERM FROM THE EFFECTIVE DATE OF THIS AGREEMENT.

     4.6 Disclaimer of Incidental and Consequential Damages. IN NO EVENT SHALL M-GROUP BE LIABLE TO LICENSEE UNDER ANY THEORY INCLUDING CONTRACT AND TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCTS LIABILITY) FOR ANY INDIRECT, SPECIAL OR INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES, DAMAGES FOR LOSS OF DATA, LOSS OF USE OF COMPUTER HARDWARE, DOWNTIME, LOSS OF GOODWILL, LOSS OF BUSINESS OR COMPUTER

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HARDWARE MALFUNCTION, EVEN IF M-GROUP HAS BEEN ADVISED OF THE POSSIBILITY OF
SUCH DAMAGES. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY.

     4.7 Limitation on Actions. No action, regardless of form, arising out of or relating to this Agreement may be brought by either party more than one (1) year after the cause of action has accrued.

     4.8 Allocation of Risks. This Agreement allocates fairly between M-Group and Licensee the risks of defects to, or failure of, the Licensed Software. This allocation is the result of negotiation between the parties, is accepted by both parties, and is reflected in the pricing for the Licensed Software, other fees payable, the limited warranties provided, the limited remedies provided, the disclaimer of liability for certain damages including without limitation, incidental and consequential damages, the limitation of liability, and the limitation on actions. The parties hereby stipulate that in any proceeding regarding any dispute under this Agreement, all of these provisions should be recognized and enforced.

5.   TERM; TERMINATION

     5.1 Term. The license term and Agreement shall commence upon execution by M-Group, and shall continue in perpetuity unless sooner terminated as provided herein.

     5.2 Default. Either party shall have the right to terminate this Agreement in the event the other party breaches or is in default of any material term hereof, and such default is not cured within thirty (30) days of receipt of notice of such default (or such additional cure period as may be reasonably necessary provided the defaulting party is diligently and actively pursuing the cure thereof).

     5.3 Return of Materials. Within ten (10) days of any termination hereof, Licensee shall return to M-Group the Licensed Software and all copies of all other materials supplied by M-Group.

6.   GENERAL

     6.1 Waiver. The failure or forbearance by M-Group or Licensee to enforce any right or claim against the other party shall not be deemed to be a waiver by M-Group or Licensee of such right or claim or any right or claim hereunder. The waiver by M-Group or Licensee of a breach hereof shall not operate or be construed as a waiver of any subsequent breaches of the same or any other provision.

     6.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior proposals, agreements, negotiations, correspondence and all other communications, whether written or oral, between M-Group and Licensee. No modification or waiver of any provision hereof shall be effective unless made in a writing signed by both M-Group and Licensee.

     6.3 Severability. If any provision hereof is determined in any proceeding binding upon the parties to be invalid or unenforceable, that provision shall be deemed severed from the remainder of such agreement, and the remaining provisions of such agreement shall continue in full force and effect.

     6.4 Applicable Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Texas without respect to conflict of laws in Texas.

     6.5 Attorney's Fees. In the event it shall become necessary to enforce this Agreement in a court of law, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs.

     6.6 Notices. Except where provided otherwise, notices hereunder shall be in writing and shall be deemed to have been fully given and received (i) when sent and received by facsimile transmission as indicated by a printed notice generated at the time of transmission, or (ii) when mailed by registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the offices of the respective parties as specified in Part One, or at such address as the parties may later specify in writing for such purposes. The foregoing shall apply regardless of whether such mail is accepted or unclaimed.



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     6.7  Assignment. This Agreement shall inure to the benefit of, and be binding upon, any successor to all or substantially all of the business and assets of M-Group relating to the subject matter of this Agreement, whether by merger, sale of assets, or other agreements or operation of law. Except for this limited right of assignment, neither party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement, without the other party's prior written consent. Any attempted assignment or delegation in contravention of this provision shall be void and ineffective.

     6.8 Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order, Preliminary Injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of the arbitrator, any and all disputes, controversies, or claims arising out of or relating to this Agreement or a breach thereof shall be submitted to and finally resolved by arbitration under the rules of the American Arbitration Association ("AAA") then in effect. There shall be one arbitrator, and such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules. The arbitration shall take place in Houston, Texas. The arbitrator shall apply the laws of the State of Texas, to all issues in dispute. The findings of the arbitrator shall be final and binding on the parties, and may be entered in any court of competent jurisdiction for enforcement. Legal fees shall be awarded to the prevailing party in the arbitration.

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                         EXHIBIT "A" (Revised 9/12/00)
                                   QUOTATION

Product Ordered M-Group Distribution Software                Version Number 6.0
                -----------------------------                               ---

Product License Price $495,000 (including Order Processing; Purchasing; Costing, Pricing, and Promotions; Retail Services; Warehouse Management; Labor Standards Reporting; RF Support of Put Away, Physical Inventory, Replenishment and Selection; and Common Elements.) The basic license fee is payable as follows:

     .   $225,000 Upon the execution hereof; and
     .   $135,000 Upon delivery of customized system; and
     .   $135,000 Upon putting the software into production (go-live) and
                                                                      ---
                  the system performs for one month without a priority A outage.


Authorized Computer IBM AS400. Licensed for use on one production CPU. A second CPU can operate the software for backup and testing purposes.

Pricing for Additional Licenses: In a centralized environment, one license is purchased for the host processor and one distribution center, with each additional distribution center having an additional cost of twenty-five percent (25%) of the cost of the first license (if it is run on the host processor), in a decentralized environment, the cost of the first license is the same with each additional distribution center having an additional cost of fifty percent (50%) of the cost of the first license. As of the date of the Agreement, the parties agree that Licensee is operating in a centralized environment.

Based upon the anticipated number of systems, the following discounted software license fee structure has been established for Peapod, Inc. for additional licenses:

     .   Additional Distribution Centers 1-3     $112,500 each
     .   Additional Distribution Centers 4-12    $100,000 each
     .   Additional Distribution Centers 13-16   $ 90,000 each
     .   Additional Distribution Centers 17-20+  $ 80,000 each

Fast Pick Centers (FPC) License Fees

     .   The license fee for the first FPC will be $35K.
     .   The license fee for the second FPC will be $20K.
     . The license fee for the third and subsequent FPC's will be $1/sq.ft. with a minimum license fee of $10K/FPC.

Implementation Fees ($750,000--Estimate for host site only, additional sites billed at actual. When the $750K estimate is reached, any remaining effort for the host site will be invoiced at cost.)

The following outlines the major deliverable areas and including but not limited to deliverables in each area:

     .   Detail Design
              Functional requirements and GAP analysis, technical design specifications for all interfaces
     .   Data Conversion
              Data mapping from AS400 data base interface to SQL Server and Informix
     .   Report Customization
              Technical specification and development of existing and new reports
     .   Customization (includes interfaces)
              Technical specifications for all interfaces and requirements agreed to as part of the GAP and requirements analysis
     .   Installation Support
              Includes on-site installation of all M-Group licensed software, testing of interfaces described in the above arena, performance tuning, and on-site training of users)

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Estimated Expenses for travel -- TBD

Training in Temple--$500 day/student (maximum of 8 students/course)

The maintenance fee for the first year after go-live is included in the License Fee (re: Clause 3.2 of Exhibit B). The maintenance fee after the first year is scalable as per the following:

        . 2nd year   20%
        . 3rd year   18%
        . 4th year   17%
        . 5th year+  16%

Note: Maintenance Fees are only scalable if there is progression in the number of systems in production. Even though the maintenance fee shows 18% for the third year, this percentage does not apply until the fourth remote system is in production. When the thirteenth remote system is in production, the 17% will apply. Table 1 on the following page is intended as a clarification:

                                    Table 1

                          Example of Maintenance Fees
--------------------------------------------------------------------------------
    1st Year      2nd Year        3rd Year        4th Year        5th Year
--------------------------------------------------------------------------------
         --       $832.5K x 20%   $832.5K x 18%   $832.5K x 17%   $832.5K x 16%
--------------------------------------------------------------------------------
                                  $500K x 20%     $500K x 18%     $500K x 17%
--------------------------------------------------------------------------------
                                                  $400K x 20%     $400K x 18%
--------------------------------------------------------------------------------
                                                                  $360K x 20%
--------------------------------------------------------------------------------

Note: The above table assumes that Licensee has added Distribution Centers at the following rate:
        . Host system plus three additional DC's the first year,
          ($495K + $112.5K x 3 = $832.5K)
        . Additional DC's 4-8 the second year, ($100K x 5 = $500K)
        . Additional DC's 9-12 the third year, ($100K x 4 = $400K)
        . Additional DC's 13-16 the fourth year, ($90K x 4 = $360K)

The calculation for the above maintenance fees begins at the completion of go-live (i.e. when the software is utilized in production)

Maintenance fees for the FPCs will be as follows:
The first year the maintenance fee is part of the License Fee. Beginning with the second year, the maintenance fees for the FPC's will be based upon the number of FPC's rather than the year that they are put into production.

             FPC#        Yearly rate
             -----       -----------
             1-4         -20%
             5-9         -19%
             10-14       -18%
             15-19       -17%
             20-24       -16%
             25-29       -15%
             30-34       -14%
             35-39       -13%
             40-44       -12%
             45-49       -11%
             50+         -10%

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The following rates will be in effect for the first two years of the contract:

Executive Staff Consultation - $200/hour for personnel at the VP level or above.

Software Development - $120/hour for development staff
                     - $145/hour for technical specifications

Implementation       - $60/hr  -- Business Analyst
                     - $85/hr  -- Business Analyst II
                     - $110/hr -- Senior Business Analyst
                     - $150/hr -- Project Manager
                     - $175/hr -- Integration Manager

Descriptions of Implementation Positions
Business Analyst - Personnel directly out of college with no experience except M-Group training.
Business Analyst II - Personnel that have Computer related job background or business experience.
Senior Business Analyst - Personnel that have MDS system, AS/400, and go-live experience.
Project Manager - Personnel that are totally responsible for all aspects of a project.
Integration Manager - Directly responsible for projects and give guidance to Project Managers.


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                         EXHIBIT "B" (Revised 9/12/00)
                             M-GROUP SYSTEMS, INC.
                          TECHNICAL SUPPORT AGREEMENT

This Agreement is intended to be part of the attached Software License Agreement made and entered into by and between M-Group, a Delaware corporation and Licensee.

1.   DEFINITIONS

     1.1 Capitalized terms used in this Exhibit and not otherwise defined shall have the same meaning as set forth in the body of the Agreement. As used herein, the following words shall have the meanings ascribed to them below:

     1.2 "Error" means an error in the Licensed Software which significantly degrades the Licensed Software as compared to documentation provided by M-Group.

     1.3 "Fix" means the repair or replacement of object or executable code versions of the Licensed Software to remedy an Error.

     1.4 "Priority A Error" means an Error which renders the Licensed Software inoperative or causes the Licensed Software to substantially fall.

     1.5 "Priority B Error" means an Error which substantially degrades the performance of the Licensed Software or materially restricts use of the Licensed Software.

     1.6 "Priority C Error" means an Error which causes only a minor impact on the use of the Licensed Software.

     1.7 "Workaround" means a change in the procedures followed or data supplied by Licensed Software user to avoid an Error without substantially impairing use of the Licensed Software.

2.   SERVICES

     2.1 During the term of this Agreement, M-Group agrees to furnish to Licensee the technical support services described below; provided, however, that Licensee provides written documentation of the Error sufficient for M-Group to reproduce same with M-Group's master copy of the Licensed Software.

              2.1.1 Priority A Errors. Notwithstanding anything in this agreement to the contrary, ninety-five (95%) of the time after receipt of notice from Licensee, M-Group shall provide Licensee with a Workaround within eight (8) hours of receipt of such notice. M-Group shall provide Licensee with a Fix within ten (10) business days. With respect to the other five percent (5%) of the time, M-Group shall provide Licensee with a Workaround within twenty-four
(24) hours and a Fix within fifteen (15) business days of receipt of notice. With respect to Priority A Errors, M-Group agrees to provide Licensee with technical telephone support/consultation seven (7) days per week, twenty-four
(24) hours per day, during the term of this Agreement.

              2.1.2 Priority B Errors. Within five (5) calendar days of receipt of notice from Licensee of a Priority B Error, M-Group shall assign M-Group engineers to correct the Error; provide Licensee with periodic reports on the status of the corrections; and initiate work to provide Licensee with a Workaround or Fix. M-Group shall provide Licensee with such Workaround or Fix within thirty (30) calendar days, and M-Group shall use commercially reasonable efforts to include the Fix for the Error in the next regular maintenance release for the Licensed Software.

              2.1.3 Priority C Errors. M-Group shall use commercially reasonable efforts to include the Fix for the Error in the next major release of the Licensed Software.

     2.2 Errors not Caused by the Licensed Software. If M-Group reasonably believes that a problem reported by Licensee may not be due to an Error in the Licensed Software, M-Group will so notify Licensee. At that time, Licensee may
(i) instruct M-Group to proceed with problem determination at its

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possible expense as set forth below, or (ii) instruct M-Group that Licensee does not wish the problem pursued at its possible expense. If Licensee requests that M-Group proceed with problem determination at its possible expense and M-Group reasonably determines that the error was not due to an Error in the Licensed Software, M-Group shall immediately stop further work and so inform Licensee and Licensee shall pay M-Group, at M-Group's then-current consulting rates, of all work performed in connection with such determination, plus reasonable related expenses incurred therewith. Licensee shall not be liable under this Section 2.2 for problem determination or repair to the extent that problems are due to Errors in the Licensed Software nor shall Licensee be liable for work performed under this Section 2.2 in excess of its instructions or after Licensee has notified M-Group in accordance with the terms hereof that it no longer wishes work on the problem determination to be continued at its possible expense. If Licensee instructs M-Group that it does not wish the problem pursued at its possible expense or if such determination requires effort in excess of Licensee instructions, M-Group may, in its reasonable discretion, elect not to investigate the error.

     2.3 Upgrades and Enhancements. M-Group shall periodically provide to Licensee releases containing upgrades, enhancements, or other improvements or modifications of the Licensed Software. Releases shall be provided on a quarterly basis and new versions on a 12 to 18 month basis.

     2.4 Customizations and On-Site Consultation and Support. Services related to customization of the Licensed Software and consultation at Licensee's site are not included in annual fees for technical support. M-Group shall undertake reasonable efforts to accommodate any written request by Licensee for customization and/or on-site consultation services. Licensee agrees to pay for such services at M-Group's then-current rates for time and materials, plus reimbursement for M-Group's actual and reasonable travel and lodging expenses.

     2.5  Telephone Support.  Telephone support will be provided as follows:

          a) M-Group shall provide reasonable telephone consultation with respect to the Licensed Software to Licensee during M-Group's normal business hours 8am-5pm CST, excluding holidays. The intent of this telephone consultation is to answer "How to" questions and to report Priority C errors.

          b) M-Group shall provide twenty-four hours per day, seven days per week telephone support to enable the Licensee to report Priority A and B errors.

     2.6 Project Management. M-Group shall assign __________ as its Project Manager who shall have principal responsibility for overseeing and managing the performance of Services under this Agreement. Licensee understands that the Project Manager shall not be totally dedicated to Licensee's project. M-Group agrees that the M-Group Project Manager shall dedicate such time as is reasonably needed to perform the Service under this Agreement. The Licensee and Licensor Project managers will jointly develop an implementation plan.

     2.7 Licensee shall assign __________ as the Project Manager who shall have principal responsibility for overseeing and managing the performance of Licensee's obligations under this Agreement and who shall be the single point of contact for Licensee. The Project Manager shall have the right to review the qualifications of all of the Licensor's implementation personnel prior to their being assigned to on-site effort. The two project managers will mutually agree prior to any Licensor personnel being assigned.

     2.8 Exclusions. Notwithstanding any other provisions of this Agreement to the contrary, the technical support obligations of M-Group shall not apply to Errors due to any of the following: (i) misuse of the Licensed Software, (ii) modification of the Licensed Software by Licensee, (iii) failure by Licensee to utilize compatible computer and networking hardware and software, (iv) interaction with software or firmware not provided by M-Group, or (v) any change in applicable operating system software.

     2.9 Source Code. M-Group will put source code in escrow at the beginning of the contract and then a revised version when the software is put into production at time of go-live.

3.  TERM; TECHNICAL SUPPORT FEES

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M-Group Systems, Inc.

     3.1 The initial term of this Agreement shall be one (1) year. For so long as M-Group continues to support the Licensed Software generally in the normal course of its business, this Agreement shall renew automatically for additional renewal terms of one (1) year each, provided that Licensee pays the renewal fee prior to the expiration of the current annual term.

     3.2 Annual fees are charged on the basis of the cumulative license fees for the Licensed Software. The maintenance fee includes on-going telephone support, quarterly releases, and new version releases every 12-18 months. The amount of the fee for the first year is $0.00, and is payable according to the Part One of the Software License Agreement. Renewal fees shall be payable by Licensee for the Licensed Software prior to renewal according to the scale described in Exhibit A.







LICENSEE ACKNOWLEDGES BY SIGNING BELOW THAT IT HAS READ THIS AGREEMENT AND AGREES TO BE LEGALLY BOUND BY ALL TERMS AND CONDITIONS. THIS AGREEMENT SHALL BECOME EFFECTIVE WHEN ACCOMPANIED BY THE PAYMENT DESCRIBED ON PART ONE OF THE ATTACHED SOFTWARE LICENSE AGREEMENT AND EXECUTED BY M-GROUP.


M-GROUP SYSTEMS, INC.                   Peapod, Inc

By: /s/ Lyle L. Welty                   By: /s/ Dan Rabinowitz
    -----------------------------           ----------------------------

Printed Name: Lyle L. Welty             Printed Name: Dan Rabinowitz
              -------------------                     ------------------

Title: Chief Executive Officer          Title: Senior Vice President:
       --------------------------              -------------------------
                                               Chief Financial Officer
                                               -------------------------

Date: October 11, 1999                  Date: October 8, 1999
      ---------------------------             --------------------------


Confidential & Proprietary
M-Group Systems, Inc.

                                  EXHIBIT "C"
                           NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is entered into as of October 11, 1999, by and between M-Group Systems, Inc., a Delaware corporation with its principal office located at 4001 Industrial Blvd., Temple, Texas 76504 ("Licensor") and Peapod, Inc., a Delaware corporation with its principal office located at 9933 Woods Drive, Skokie, IL 60077 ("Licensee").

WHEREAS, Licensee is the licensee of a certain M-Group Distribution System software product (the "Software") licensed by M-Group Systems, Inc., a Delaware corporation with its principal office located at 4001 Industrial Boulevard, Temple, TX 76504 ("Licensor"); and

WHEREAS, the parties desire to protect certain valuable trade secrets proprietary to Licensor that are embodied in the Software and related manuals and documentation and which are more particularly described in the definition of "Confidential Information" provided below:

NOW, THEREFORE, in consideration of the foregoing, and in reliance on the mutual agreements contained herein, the parties agree as follows:

1. "Confidential Information" means trade secrets and other information proprietary to Licensee which are embodied in the Software and all related manuals and documentation, including without limitation, the Software source code and object code, logic, design, coding methodology, and data models and relational database schema for logistical planning and execution.

2. Licensee may use the Software only for purposes of the direct support of Licensee's internal data processing requirements, and shall protect the Software and Confidential Information from disclosure to others, using the same degree of care used to protect its own proprietary information of like importance, but in any case using no less than a reasonable degree of care. Licensee may disclose Confidential Information received hereunder only for the purpose described in the recital to this Agreement and only to its employees who have a need to know for such purpose and who are bound by signed, written agreements consistent with this Agreement to protect the received Confidential Information from unauthorized use and disclosure.

3. The restrictions of this Agreement on use and disclosure of Confidential Information shall not apply to information that: (i) is in the possession or control of Licensee at the time of its disclosure hereunder; (ii) is, or becomes publicly known, through no wrongful act of Licensee; (iii) is received by Licensee from a third party free to disclose it without obligation to Licensee; or (iv) is independently developed by Licensee without reference to Confidential Information.

4. In the event Licensee is required by law, regulation or court order to disclose any of Licensor's Confidential Information, Licensee will notify Licensor in writing prior to making any such disclosure in order to facilitate Licensor seeking a protective order or other appropriate remedy from the appropriate body. Licensee further agrees that if Licensor is not successful in precluding the requesting legal body from reviewing the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

5. Confidential Information disclosed under this Agreement shall be and remain the property of Licensor. All copies of the Software and information in tangible form shall be returned to Licensor promptly upon written request and shall not thereafter be retained in any form by Licensee. No licenses or rights under any patent, copyright, trade secret, trademark, or other property right are granted or are to be implied by this Agreement.

6. Licensor shall not have any liability or responsibility for errors or omissions in, or any business decisions made by Licensee in reliance on, the Software or any Confidential Information disclosed under this Agreement.

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M-Group Systems, Inc.

7. This Agreement shall become effective as of the date of execution by both parties. All obligations hereunder, including without limitation any and all obligations regarding the use and disclosure of Confidential Information, shall continue for a period of ten (10) years from the disclosure of the affected Confidential Information.

8. This Agreement: (i) is the complete agreement of the parties concerning the subject matter hereof and supersedes any prior such agreements with respect to further disclosures on such subject matter; (ii) may not be amended or in any manner modified except in writing signed by the parties; and (iii) shall be governed and construed in accordance with the laws of the State of Texas without regard to its conflict of law provisions. If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed below.

LICENSOR: M-Group Systems, Inc.         LICENSEE: Peapod, Inc.

By: /s/ Lyle L. Welty                   By: /s/ Dan Rabinowitz
    ---------------------------             -----------------------------------
Printed Name: Lyle L. Welty             Printed Name: Dan Rabinowitz
              -----------------                       -------------------------
Title: Chief Executive Officer          Title: Senior Vice President and
       ------------------------                --------------------------------
                                               Chief Financial Officer
                                               --------------------------------
Date: October 11, 1999                  Date: October 8, 1999
      -------------------------               ---------------------------------


Confidential & Proprietary
M-Group Systems, Inc.